FOR IMMEDIATE RELEASE
5 October 1999


    EG&G ENTERS AGREEMENT TO ACQUIRE VIVID TECHNOLOGIES, INC.

Wellesley and Woburn, Massachusetts.EG&G, Inc. (NYSE: EGG) and Vivid Technologies, Inc. (Nasdaq: VVID) today announced that they have entered into an agreement for EG&G to acquire Vivid, a leading supplier of automated explosive detection systems used in airports and high-security facilities around the world. The transaction will take the form of a stock merger in which shareholders of Vivid will receive one share of EG&G common stock for each 6.2 shares of Vivid common stock. At current prices this transaction would be valued at approximately $62.5M, or $6.25 per share, representing $42.5M for the business and the $20M cash on Vivid's balance sheet.

"Vivid brings excellent, multi-view X-ray technology, providing opportunities in advanced explosive detection systems and the emerging non-destructive testing market. In addition, Vivid is well positioned in Europe, and will expand our maintenance and service revenue base," noted Bob Rosenthal, president of EG&G Instruments, which includes the Astrophysics security systems business. "Our plan to consolidate Vivid with Astrophysics will generate significant cost synergies, and we expect the acquisition will be slightly accretive in the first year," said Mr. Rosenthal.

EG&G, Inc. offers a broad array of products to the airport and public building security market from walk-thru detection systems, to X-ray systems which inspect carry-on articles, to large cargo inspection systems.

David Ellenbogen, chairman and CEO of Vivid Technologies, Inc., said, "We believe that partnering with EG&G will provide Vivid with the resources to accelerate the development and placement of advanced detection systems. This merger represents an opportunity for Vivid shareholders to share in new growth opportunities which are now possible with our combined base of capabilities."

The transaction, which has been approved by the boards of directors of both companies, is subject to the approval of Vivid's shareholders, regulatory approval, and other customary closing conditions, as well as provisions relating to fluctuations in the market price of EG&G's common stock. Closing is expected in the first quarter of 2000.

                            - more -

EG&G, Inc./Vivid Technologies, Inc.
Page 2

EG&G, Inc., a $1.6 billion global technology company based in Wellesley, Massachusetts, provides products and systems to the medical, pharmaceutical, telecommunications, semiconductor, aerospace, photographic and other markets. Additional information is available at www.egginc.com .On October 26th, 1999 EG&G, Inc. will change its name to PerkinElmer, Inc. (NYSE:PKI).


Vivid Technologies Inc. is a leading developer, manufacturer and marketer of automated explosives detection systems that detect plastic and other explosives in airline baggage, hand baggage and parcels. Vivid's systems, which were first deployed at European airports in 1993, have demonstrated reliable, effective detection, low cost of ownership and the ability to withstand the rigors of daily airport operations.

Vivid's systems have been selected for use in 21 countries including at 43 airports such as London's Heathrow and Gatwick Airports, Paris' Charles de Gaulle and Orly Airports, Zurich, King Khalid International Airport in the Kingdom of Saudi Arabia, New Athens International Airport, Kuala Lumpur International Airport in Malaysia, Hong Kong International Airport at Chek Lap Kok and Terminal One at JFK International Airport.

Factors Affecting Future Performance
This press release contains "forward-looking" statements, including statements about the expected consummation of EG&G's acquisition of Vivid, the future benefits EG&G expects to derive as a result of this acquisition, the effect of the acquisition on EG&G's future earnings, and the benefits Vivid and its shareholders will realize from the merger. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of EG&G to differ materially from those indicated by these forward-looking statements. These factors include, without limitation, the risk that the acquisition may not be consummated, EG&G's success in integrating Vivid into its own operations, the risk that anticipated benefits of the acquisition may not occur or may be delayed or reduced in their realization, and the factors set forth under "Forward-looking Information and Factors Affecting Future Performance" in the EG&G's Annual Report on Form 10-K for the year ended January 3, 1999 filed with the Securities and Exchange Commission, which factors are expressly incorporated by reference in this press release.
Other risks specific to Vivid and its operations are included under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in Vivid's Form 10-K for its fiscal year ended September 30, 1998.

For more information contact:   Diane J. Basile, EG&G, Inc.
                                VP, Investor Relations and
                                Corporate Communications
                                Tel: (781) 431-4306

                                Bill Frain, Vivid Technologies
                                CFO or
                                Dean Ridlon, Vivid Technologies
                                Investor Relations Manager
                                Tel: (781) 938-7800